Our ref    OTS/694946-000001/81825132v2

Credo Technology Group Holding Ltd PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

10 March 2025
Credo Technology Group Holding Ltd
We have acted as Cayman Islands counsel to Credo Technology Group Holding Ltd, an exempted company incorporated under the laws of the Cayman Islands (the "Company") to provide this legal opinion in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act"), relating to the reservation for issuance of 10,895,139 Ordinary Shares of the Company of a par value of US$0.00005 each, (the "Shares"): (i) upon the granting of certain awards under the Credo Technology Group Holding Ltd. 2021 Long-Term Incentive Plan (the "2021 Plan"), and (ii) upon the granting of certain awards under the Credo Technology Group Holding Ltd. Employee Stock Purchase Plan (the "ESPP" and, together with the 2021 Plan, the "Plans").
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:
1.1The certificate of incorporation dated 5 September 2014 and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 23 December 2021 and effective on 31 January 2022 (the "Memorandum and Articles").
1.2The written resolutions of the board of directors of the Company dated 16 December 2021 (the "2021 Resolutions", 21 November 2023 (the "2023 Resolutions") and 27 February 2025 (the "2025 Resolutions", together with the 2021 Resolutions and the 2023 Resolutions, the "Resolutions").

1.3The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:
(a)Register of Directors and Officers; and
(b)Register of Mortgages and Charges.
1.4A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.5A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.6The Plans.
1.7The Registration Statement.
2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1The Registration Statement and the Plans have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.2The Registration Statement and the Plans are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of California (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.3The choice of the Relevant Law as the governing law of the Plans has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of California and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
2.4Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5All signatures, initials and seals are genuine.
2.6The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Registration Statement and the Plans.

2.7No monies paid to or for the account of any party under the Registration Statement or the Plans or any property received or disposed of by any party to the Registration Statement or the Plans in each case in connection with the Registration Statement or the Plans or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively.
2.8There is nothing contained in the minutes book or corporate records of the Company (which, other than the records set out in paragraph 1.3 of this opinion letter, we have not inspected) which would or might affect the opinion set out below.
2.9There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.10The Company has received, or will receive, money or money's worth (the "Consideration") in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3Opinion
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company as contemplated by the Registration Statement and pursuant to the provisions of the Plans, have been duly authorised for issue, and when such Shares are issued by the Company in accordance with the Memorandum and Articles , the Registration Statement and pursuant to the provisions of the Plans for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.2In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
We express no view as to the commercial terms of the Registration Statement or the Plans or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Plans and express no opinion or observation upon the terms of any such document.
This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

Credo Technology Group Holding Ltd PO Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

To:    Maples and Calder (Cayman) LLP PO Box 309, Ugland House Grand Cayman
KY1-1104
Cayman Islands

10 March 2025
Credo Technology Group Holding Ltd (the "Company")
I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:
1The Memorandum and Articles remain in full force and effect and are unamended.
2The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Plans.
3The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.
4The authorised share capital of the Company is US$52,500.00 divided into 1,000,000,000 Ordinary Shares of a nominal or par value of US$0.00005 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.00005 each.
5The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
6The directors of the Company at the date of the 2021 Resolutions were as follows: William Joseph Brennan, Chi Fung Cheng, Yat Tung Lam, Pantas Sutardja, Lip-Bu Tan, David Zinsner, Manpreet Khaira.
7The directors of the Company at the date of the 2023 Resolutions were as follows: William Joseph Brennan, Chi Fung Cheng, Yat Tung Lam, Pantas Sutardja, Lip-Bu Tan, David Zinsner, Manpreet Khaira and Sylvia Acevedo.
8The directors of the Company at the date of the 2025 Resolutions and the date of this Certificate were and are as follows: William Joseph Brennan, Chi Fung Cheng, Yat Tung Lam, Pantas Sutardja, Lip-Bu Tan, David Zinsner, Manpreet Khaira, Sylvia Acevedo and Clyde Hosein.
9There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Plans.

10The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
11Prior to, at the time of, and immediately following the approval of the transactions the subject of the Plans, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Plans for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.
12Each director of the Company considers the transactions contemplated by the Plans to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
13To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
14The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:    /s/ William J, Brennan
Name:    William J. Brennan
Title:    Director